Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 337-167843 on Form S-1 of our report dated May 20, 2011 (July 25, 2011, as to Note 8) relating to the consolidated financial statements of InvenSense, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification Topic 815-40) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

July 25, 2011